Hurricane

Proposed Financial Restructuring

30 April 2021



Hurricane

Note: As part of Hurricane's discussions with an ad hoc committee of its convertible bondholders, it was necessary to share certain financial and operational information and projections. The primary purpose of this slide pack is to make public that information, and it should be read in conjunction with the RNS announcement "Proposed Financial Restructuring" published on 30 April 2021, which provides important and necessary context

Disclaimer

THIS PRESENTATION HAS BEEN ISSUED IN RESPECT OF SECURITIES OF A NON-U.S. COMPANY. ANY OFFER OF SECURITIES IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A COUNTRY OTHER THAN THE UNITED STATES THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER U.S. FEDERAL SECURITIES LAWS, SINCE HURRICANE ENERGY PLC IS LOCATED IN A FOREIGN COUNTRY AND ALL OF ITS OFFICERS AND DIRECTORS ARE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT'S JUDGMENT.

If you are in any doubt about the contents of this Presentation, you should consult a person authorised under the Financial Services and Markets Act 2000 ("**FSMA**"). AIM is a market designed primarily for emerging or smaller companies to which a higher investment risk tends to be attached than to larger or more established companies. AIM securities are not admitted to the official list of the United Kingdom Listing Authority. A prospective investor should be aware of the risks of investing in such companies and should make the decision to invest only after careful consideration and, if appropriate, consultation with an independent financial adviser.

The distribution of this Presentation into certain jurisdictions may be restricted by law. Persons into whose possession this Presentation comes should inform themselves about and observe any such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.

No reliance may be placed, for any purpose, on the information contained in the Presentation. The Presentation must not be considered a recommendation by Hurricane Energy plc (the "**Company**") or any of its respective advisers or affiliates. If you do rely on the Presentation, you do so entirely at your own risk.

The Presentation is for information only and does not constitute an offer or invitation to buy, sell, underwrite or subscribe for shares, debt or other securities in the Company or a solicitation of such an offer or invitation.

This Presentation has been prepared using materials and information available to the Company and/or information from publicly available sources as of the date hereof. In arriving at the estimates, projections, valuations and conclusions contained in this Presentation, the Company has assumed and relied upon the accuracy and completeness of all financial and other information and data available to it and/or obtained from publicly available sources for the purpose of this Presentation.

The information in the Presentation is not comprehensive and speaks as of the date set out on Slide 1. It has not been independently verified and is provided for information purposes only. While the information has been prepared in good faith, no representation, warranty or undertaking express or implied is given by or for the Company, any of its subsidiaries or any of its respective directors, proposed directors, partners, officers, employees, agents, advisers or any other persons as to the adequacy, accuracy, reliability, sufficiency or completeness of such information or opinions contained in the Presentation. In particular, but without prejudice to the generality of the foregoing, no representation or warranty is given as to the achievement or reasonableness of any projected financial information, reserve or resource numbers, estimates or statements relating to the prospects of the Company in the Presentation. Except for fraud, no liability is accepted for any errors, omissions or inaccuracies in the Presentation. All information presented or contained in this Presentation is subject to verification, correction, completion and change without notice.

In particular, but without limitation, this Presentation may contain projections, estimates, forecasts, targets, prospects, returns and/or opinions in relation to the Company (together the "**Forecasts**"). These Forecasts can be identified by the use of forward-looking terminology, including the terms "believes," "estimates," "aims," "targets," "anticipates," "expects," "intends," "may," "will" or "should" or, in each case, their negative, or other variations or comparable terminology. They appear in a number of places throughout this Presentation and include statements regarding the Company's intentions, beliefs or current expectations concerning, among other things, its results of operations, financial condition, reserve and/or resource numbers, business plan, liquidity, future prospects, growth, developments, business strategies and the industry in which it operates, other statements relating to its future business performance and general economic, regulatory and market trends and other circumstances relevant to its business. The Forecasts involve significant assumptions and subjective judgments which may or may not prove to be correct and there can be no assurance that any Forecasts are a reliable indicator of future performance, nor that they are attainable or will be realised.

Any Forecasts and other statements of anticipated future performance that are included in this Presentation or otherwise furnished are for illustrative purposes only and are necessarily based upon economic, market and other conditions as in effect on the date hereof. There are a number of risks, uncertainties and factors that could cause actual results and developments to differ materially from those expressed or implied by any statements and Forecasts made in the Presentation. If one or more of these risks or uncertainties materialise, or if any underlying assumptions prove incorrect, the Company's actual results of operations, financial condition and liquidity and the development of the industry in which it operates may differ materially from those made in or suggested by the Forecasts contained in this Presentation. Past performance cannot be relied on as a guide to future performance. This Presentation has not been examined, reviewed or compiled by the Company's independent certified accountants.

The business scenarios in this Presentation are estimated projections, based on the Company's current estimates of factors including future production, oil prices, operating costs, financing costs and capital expenditure costs, at a point in time. Whilst the directors have taken reasonable care to ensure insofar as is possible that the projections are reasonable, the assumptions, and thus the projected outcomes, are expected to change in the future. These projections do not constitute a profit forecast and have not been reported on by a reporting accountant. Unlike a forecast, where the Company would be required by the AIM Rules for Companies to report on a continuous basis, the Company will not be reporting performance to these projections and it expressly cautions against the information in this Presentation being used for any forward-looking purpose after the date of this Presentation.

No reliance may be placed, for any purpose, on the information contained in the Presentation. The Presentation must not be considered a recommendation by the Company or any of their respective advisers or affiliates. The information contained in this Presentation is for information only and does not constitute investment advice, nor does it constitute an invitation to effect any transaction with the Company or to make use of any services provided by the Company. The content of this Presentation has not been approved by an authorised person within the meaning of the Financial Services and Markets Act 2000.

To the maximum extent permitted by law, and except in the case of fraud, the Company, its affiliates and their respective directors, officers, employees, advisers and agents expressly disclaim any liability whatsoever (in negligence or otherwise) for any loss howsoever arising from any use of this Presentation or its contents, or any other written or oral information provided in connection therewith, and any errors contained therein and/or omissions there from.

The Company does not undertake to provide access to any additional information or to update the Presentation or to correct any inaccuracies in information previously supplied.

Agenda

I. Introduction



Introduction

- Hurricane Energy plc is engaged in the production and development of hydrocarbons from its upstream assets located in the West of Shetland basin in the UK

- The Company originally focused on exploiting the fractured basement potential of its licenses
  - Its key asset, the Lancaster field, was developed utilising an early producing system (EPS) to allow observation of production performance and the potential of the Lancaster fractured basement reservoir

- Performance from Lancaster has been challenging and the Company has undertaken a full technical review of the field, originally announced to the market in early June

- Following a number of management changes, enhancements to its subsurface team, and a full technical review of its asset base (originally announced in June 2020), the Company has further refined its technical interpretation of the Lancaster field and its West of Shetland licences and – as part of its ongoing financial and development planning – has taken into consideration:
  - Projected investment requirements and associated liquidity constraints;
  - The need to ensure the viability (and sustainability) of its balance sheet across the forecast period; and
  - Current reliance on production from only the P6 well

Introduction *(Cont'd)*

- In that regard, and while the Company has to date identified several (potential) near-term options for the Lancaster oil field, which are further detailed in this presentation and summarized below, it has become apparent through the Company's financial planning that, in all reasonable circumstances, the Company is unlikely to be in a position to repay its Convertible Bond at its final maturity in July 2022

NFA Case	▪ **No further activity ("NFA") case** ▪ *Economic limit:* February 2024 (at the forward curve(1)) with potential future recovery of 10.0 MMbbls(2)(4) at 1-Jan-2021 ▪ *Estimated free cash at July 2022:* $142 million(3)(4)
P8 2022	▪ **Side-track of the existing 205/21a-7z well into the central area of the field, which could be drilled in 2022 (the "P8 well")** ▪ *Economic limit:* August 2023 with potential future recovery of 11.6 MMbbls(1)(2)(4) at 1-Jan-2021, or incremental 1.6 MMbbls over the NFA case ▪ *Estimated free cash at July 2022:* $78 million(3)(4)
P8 2022 + WI 2023	▪ **Water injector well to improve sweep and recovery, which could be drilled in 2023 (following P8)** ▪ *Economic limit:* May 2025 with potential future recovery of 18.7 MMbbls(1)(2)(4) at 1-Jan-2021, or an incremental 8.7 MMbbls over the NFA case ▪ *Estimated free cash at July 2022:* $69 million(3)(4)

- Furthermore, the Company has engaged PwC to support the understanding of a number of wind-down and subsequent insolvency cases including the "Wind-down" Case, which is further detailed in the appendix
  - Under an immediate liquidation scenario (uncontrolled liquidation), the Company is estimated to incur liquidation costs of $18.3m, resulting in a recovery to unsecured creditors of $65m as part of a final distribution in 2025

Note: Production profiles assume production below bubble point and reflect Management's mid case forecasts; USD/GBP of 1.4
(1) Based on YTD actual Brent price and Forward Curve (as of 23-Apr-21): $64.2/bbl for remainder of 2021, $61.0/bbl in 2022, $58.9/bbl in 2023, $57.5/bbl in 2024 and $56.8/bbl in 2025
(2) Current FPSO terms assumed
(3) Cash balance pre-transaction and assumes interest paid to Bondholders until July 2022 but no principal repayment of the Convertible Bonds at maturity
(4) These scenarios incorporate different oil price and technical assumptions to those included in the ERCE Competent Person's Report ("CPR") published in April 2021, but they are within the ranges of Reserves and Contingent Resources estimated by ERCE
Source: Company Model, Company Information, FactSet as at 23-Apr-21

II. Financial and Operation Update



FY 2020 Financial Overview (Unaudited)

Note: Unaudited financial results, based on Management estimates; subject to review and material change

Summary of Financials ($m)

	FY 2020	2020 Q1	2020 Q2	2020 Q3	2020 Q4
Production Rate (bbl/day)	13,900	14,900	14,300	13,600	12,700
Revenue	(1) 180	53	29	40	58
Cash production costs[1]	(2) (91)	(24)	(24)	(26)	(16)
Cash Gross Profit / (Loss)	89	29	5	14	42
Operating expenses (G&A)	(3)	(2)	(1)	(1)	0
Derivatives purchased	(3) (3)	-	(3)	-	-
Decommissioning spend	(2)	(2)	(0)	(0)	-
Capex	(4) (60)	(23)	(13)	(16)	(8)
Changes in working capital	(12)	(0)	(8)	2	(5)
Unlevered Cash Flow	9	2	(21)	(1)	29
Debt raised, service, repayments[2]	(17)	(4)	(4)	(4)	(4)
Levered Cash Flow	(8)	(2)	(26)	(5)	25
Transfer to liquid investments	(23)	-	-	-	(23)
Other[3]	3	2	1	1	(0)
Change in Cash and Cash Equivalents	(28)	(0)	(25)	(4)	2
Beginning period Cash and Cash Equivalents	171	171	171	146	142
Change in Cash and Cash Equivalents	(28)	(0)	(25)	(4)	2
Total Cash and Cash Equivalents	144	171	146	142	144
Of which:					
Unrestricted Cash	117	152	123	115	117
Restricted Cash	(5) 27	19	23	27	27
Total Cash and Cash Equivalents	144	171	146	142	144
Restricted liquid investments	(5) 23	-	-	-	23
Total Cash and Liquid Investments	167	171	146	142	167

1. The Company recognised $180m of revenue, equivalent to average realised price of $35/bbl for the year (versus Dated Brent average price of $42/bbl for the year); difference between Dated Brent and realised price due to:
   - Premium / discount agreed with the refinery
   - Freight costs and marketing fee
   - Buyer optionality on pricing periods of liftings
2. Cash production costs averaged $18/bbl (including incentive tariff and including c.$9m of fixed lease payments); therefore, cash from production operations was positive for the year despite low oil price experienced during 2020
3. The Company paid $3m to purchase put options at the end of Q2 2020 to hedge downside oil price risk on a portion of H2 2020 production. These options expired out of the money
4. Capex spend primarily comprised:
   - FPSO modifications, completion equipment and other work for future GWA tie-back
   - Gas export preparation
   - GLA and GWA licence commitment well LLIs
   - Lancaster production enhancement options studies
   - Idle rig hire costs
5. Increase in restricted funds during the year, related to:
   - Step up in amounts required to be set aside for Bluewater Early Termination Fee (as per the charter)
   - Termination of decommissioning bond in September by mutual consent and replaced by cash deposit in Decommissioning Security Agreement Trust

Note: Due to rounding, rows / columns may not add up
(1) Cash production costs defined as IFRS cost of sales, less DD&A, accounting movements on crude inventory and include fixed lease payments ($9m)
(2) Convertible Bond coupon payments
(3) Includes foreign exchange adjustment and interest received
Source: Company Information

2020 Cash Flow Bridge

Note: Unaudited financial results, based on Management estimates; subject to review and material change



2019YE to H1 2020 Cash Flow Bridge
H1 2020 to 2020YE Cash Flow Bridge
($m)
Total Cash & Liquid Investments Net Adjustments: c.$(4)m
171
15
156
34
(3)
(9)
(36)
(9)
(3)
146
23
123
56
(0)
(3)
(24)
(9)
1
167
23
27
117
YE 2019 Total Cash & Liquid Investments
Cash gross profit / (loss)
Operating expenses (G&A)
Changes in working capital
Capex
Debt service
Other(1)
HY 2020 Total Cash & Liquid Investments
Cash gross profit / (loss)
Operating expenses (G&A)
Changes in working capital
Capex
Debt service
Other(1)
YE 2020 Total Cash & Liquid Investments
Unrestricted Cash
Restricted Cash
Restricted Liquid Investments

(1) Includes derivatives, decommissioning spend, foreign exchange adjustment, and interest received
Source: Company Information

Lancaster Field Update

Excluding periods of well testing, production from the P6 well has exhibited a slow steady decline year-to-date in 2021. In March 2021, production was reduced for several days as the P6 well was flowed under natural pressure until operations to restart the upper ESP were successfully completed

2020 and Q1 2021 Production (bbl/d)

		FY	2020				2021
		2020	Q1	Q2	Q3	Q4	Q1
Production Rate	*bbl/day*	13,900	14,900	14,300	13,600	12,700	11,200
Days		*366*	*91*	*91*	*92*	*92*	*90*
Total Production	*MMbbls*	5.09	1.36	1.30	1.25	1.17	1.01


Barrels of oil per Day
20,000
15,000
10,000
5,000
-
Jan-20
Mar-20
May-20
Jul-20
Sep-20
Nov-20
Jan-21
Mar-21
1
2
3
4
5
6

Source: Company Model, Company Information

1. The field entered 2020 producing c.12.5kbopd. Public guidance of 18kbopd for FY2020 (net of uptime assumption)

   Production performance during March 2020 of c.18kbopd with average production of c.15kbopd in Q1 2020

2. Difficulties in maintaining production at targeted 20kbopd disclosed (May 2020) and guidance suspended. Technical Committee of the Board formed (June 2020)

   Company starts commissioning ESPs in P6 and P7z wells. As of end-July 2020, the P6 well is producing on natural flow with P7z on artificial lift

3. In early August 2020, the P7z well is shut-in to manage reservoir pressure

4. Scheduled annual FPSO maintenance shutdown of the Aoka Mizu FPSO in September 2020

5. Lancaster field produces from the P6 well for the majority of the September-December 2020 period

6. The Lancaster field is currently only producing from the P6 well, which utilises artificial lift via an electric submersible pump ("ESP") to support production

   In March 2021, pressure variability was observed in the P6 well while utilising the lower ESP, with subsequent investigations suggesting a potential obstruction to fluid flow between the upper and lower ESPs

   Production was restored to prior rates through a well intervention which switched over to the upper ESP in the well. Investigations are still ongoing into the root cause of this issue

   Should the upper ESP in the P6 well fail in the future, there is a risk that the lower ESP cannot be restored to full function and the Company may need to flow the well at lower rates

III. Business Plan Review



Background to Business Planning

Following the preliminary results of the Technical Review announced on 11 September 2020 alongside the Company's interim 2020 results, Hurricane has continued the comprehensive technical reassessment of the Lancaster field and evaluated various production and potential future development options, with the aim to maximise profitability, increase near-term value and provide optionality for maximising long-term value for all stakeholders

- **Short term (2021/2) Objective:** Deliver sufficient production to ensure Company profitability in a low oil price environment, increase value and maximize option for potential further long term value creation
- **Long term (Post 2022) Objective:** Potentially continue development of Lancaster in an economically efficient manner, subject to successful nearer-term operational performance and prevailing commodity price environment

Key Workstreams Undertaken and Ongoing

Subsurface	▪ A remapping exercise to more accurately define the various reservoir horizons in Lancaster ▪ Rebuild of reservoir simulation model, incorporating remapping work and additional historical and regional data ▪ Simulation model used to develop various potential forward scenarios to support a value-maximising work programme
Facilities	▪ Evaluating potential new well and SURF[1] designs based on location ▪ FPSO condition assessment and engineering definition ▪ Preparation for potential long-lead item placements and rig tenders ▪ Scope definition, cost, schedule estimate and project execution plan matured for sanction
Commercial	▪ Progressing discussions with Bluewater Energy Services on potential Bare Boat Charter amendments
OGA Alignment	▪ Field Stewardship and alignment with potential work programmes

1. *Subsea, umbilicals, risers and flowlines*

IIIa. Potential Scenarios and Key Assumptions



Summary of Potential Future Development Cases

The NFA Case remains the most likely near-term outcome in that – while it requires that various stakeholders provide support and concessions which will be required to extend the life of the field – it does not require further investment in the project

While pursuit of a P8 2022 or P8 + WI 2023 case could potentially increase recovery and allow for further production across time, the associated incremental future investment requirements and operational risks of such cases must be taken into consideration, particularly in light of the upcoming 2022 Convertible Bond maturity and expectations regarding medium to long-term cash flow generation thereafter

Oil Production (kbbl/d)[1,2]


25
20
15
10
5
-
Initial FPSO Term Expiry June 2022
Second FPSO Term Expiry June 2025
Final FPSO Term Expiry June 2029
Apr-21
Apr-22
Apr-23
Apr-24
Apr-25
Apr-26
Apr-27
Apr-28
Apr-29
Apr-30
NFA
P8 2022
P8 2022 + WI 2023

	Potential Future Recovery as at 01-Jan-2021 (MMbbls)[3]		
Case	**NFA**	**P8 2022**	**P8 2022 + WI 2023[4]**
Economic Profile[1,2]	**10.0**	**11.6**	**18.7**
Economic Cut-off	*Feb-24*	*Aug-23*	*May-25*
Technical Profile	**10.4**	**11.6**	**26.6**
Technical Cut-off	*May-24*	*Aug-23*	*Jan-29*

Note: Production profiles assume production below bubble point and reflect Company forecasts from 1-April-2021; assuming 90% production efficiency / uptime

(1) Based on YTD actual Brent price and Forward Curve (as of 23-Apr-21): $64.2/bbl for remainder of 2021, $61.0/bbl in 2022, $58.9/bbl in 2023, $57.5/bbl in 2024 and $56.8/bbl in 2025

(2) Extension of Bluewater contract on existing terms – i.e. for a further 3 year term. Note: this has been assumed for illustrative purposes only. Hurricane's ability to deliver its selected business strategy is predicated on amendments to the existing Bluewater terms, meaning that a 3 year extension is unlikely to be the chosen outcome. It is therefore envisaged that the Company and Bluewater may enter into amended agreements as part of, or shortly after, implementation of the transaction. If no such amendments are agreed, the charter contract will likely terminate in June 2022 when the existing charter period comes to an end

(3) These scenarios incorporate different oil price and technical assumptions to those included in the ERCE Competent Person's Report ("CPR") published in April 2021, but they are within the ranges of Reserves and Contingent Resources estimated by ERCE

(4) P8 2022 + WI 2023 case assumes seismic spend to commence in Jul-22

Source: Company Model, Company Information, FactSet as at 23-Apr-21

Summary of Potential Future Development Cases (Cost Profiles)

Net Capex – Including Decommissioning ($m)[1,2]

	NFA	P8 2022	P8 2022 + WI 2023 [3]
Total	69	152	256


26
35
36
2
76
100
1
27
73
40
13
0
-
-
47
-
-
0
2021
2022
2023
2024
2025
2026

Opex ($m)[2]

	NFA	P8 2022	P8 2022 + WI 2023 [3]
Total	384	341	563


112
112
112
123
131
131
119
96
130
29
1
128
-
-
61
-
-
0
2021
2022
2023
2024
2025
2026

G&A ($m)[4]

	NFA	P8 2022	P8 2022 + WI 2023 [3]
Total	52	46	69


24
24
24
12
10
12
8
7
13
8
5
9
-
-
8
-
-
3
2021
2022
2023
2024
2025
2026
NFA
P8 2022
P8 2022 + WI 2023

Note: 2021 figures include YTD actuals for January – March; Extension of Bluewater contract on existing terms – i.e. for a further 3 year term. Note: this has been assumed for illustrative purposes only. Hurricane's ability to deliver its selected business strategy is predicated on amendments to the existing Bluewater terms, meaning that a 3 year extension is unlikely to be the chosen outcome. It is therefore envisaged that the Company and Bluewater may enter into amended agreements as part of, or shortly after, implementation of the transaction. If no such amendments are agreed, the charter contract will likely terminate in June 2022 when the existing charter period comes to an end

(1) Net capex reflects both GLA and GWA capex (net to Hurricane), but excludes Lincoln commitment well

(2) Opex based on YTD actual Brent price and Forward Curve (as of 23-Apr-21): $64.2/bbl for remainder of 2021, $61.0/bbl in 2022, $58.9/bbl in 2023, $57.5/bbl in 2024 and $56.8/bbl in 2025; Current FPSO terms assumed

(3) P8 2022 + WI 2023 case assumes seismic spend to commence in Jul-22

(4) Net G&A after recharges into capex and opex. 2021 includes professional fees relating to the proposed restructuring plan

Source: Company Model, Company Information, FactSet as at 23-Apr-21

Key Assumptions - Brent Oil Price Forecasts and Bluewater FPSO Terms

Oil Price Actuals and Forecasts ($/bbl)


75
65
55
45
35
25
15
2020
2021
2022
2023
2024
2025
2026
$19/bbl
(21-Apr)
Brent Historical
Brent Forward (as of 23-Apr-21)

Annualised Average Oil Price Forecasts ($/bbl)

	2021[1]	2022	2023	2024	2025	2026
Brent Forward (as of 23-Apr-21)	63.4	61.0	58.9	57.5	56.8	56.5

Note: (1). 2021 figure includes YTD actual oil price for Jan-Mar 2021
Source: Company Info, FactSet as at 23-Apr-21

Summary of Current Bluewater FPSO Terms

- Bluewater Early Termination Fee (ETF) of up to $56MM;
  - ETF declines on a straight line basis over the duration of the contract term
    - ETF at a point in time calculated as: $56m divided by number of days in current charter term, multiplied by number of days from when the termination is effective until the end of the charter term
  - Hurricane GLA Limited ("GLA") must fund an escrow account of up to $18.67m, with a proportion of crude oil sale receipts to be held in a reserve account to cover the remaining outstanding balance of the Early Termination Fee
- Escrow account holds $18.67MM;
- Reserve Account to hold up to $37.33MM;
  - The Reserve Account is topped up and unwound in-line with the ETF to make up the difference between the amount held in Escrow and the ETF due at each point over the term of the contract
- Bluewater contract termination clauses
  - Bluewater may terminate the Bareboat Charter and Production Operations Service Agreement (POSA) upon: (i) an insolvency event of GLA (where GLA would be liable to pay the Early Termination Fee) or (ii) where the average daily production from the FPSO is less than 6,000 barrels across 6 months, unless GLA agrees to pay a prescribed fee (this clause effective from first extension period)
  - The Bareboat Charter and POSA do not have a change of control provision in relation to GLA or Hurricane Plc Limited
  - GLA and the Company are currently in negotiations with Bluewater in relation to the terms of the extension of the Bareboat Charter. If the Bareboat Charter is not extended then GLA would need to cease operations at Lancaster ahead of its expiry in June 2022, and the Group would need to pursue a controlled wind-down

IIIb. Case Summaries



1 Case Summary: Wind-down Case

The Wind-down Case assumes that production continues until the end of the Bluewater FPSO GLA initial hire period in June-22 with decommissioning and wind-down following immediately thereafter

Activity Summary

- Hurricane executes planned wind-down of operations starting in mid-22
  - GLA continues production until end of initial hire period on 4-June-22
    - Lancaster field produces an average of approximately c.9,500bpd to the beginning of June-22. As production is based on a single active well (P6), well failure is a significant operational risk for the business
  - FPSO lease not extended in June-21, thus terminating at the beginning of June-22
  - Decommissioning of Lancaster EPS is expected to cost $44.5m ($23.5m held in trust, $15.7m pre tax relief top up and $5.3m as referenced on slide 35) and will begin as soon as practical after production ceases
    - Estimated 3 – 4 months decommissioning period (the Company notes the potential for unexpected delays in decommissioning)
  - Wind-down activities to follow decommissioning with all remaining matters and third-party claims settled prior to appointment of liquidator

Wind-down Summary

- Assets are fully decommissioned and decommissioning liabilities discharged
- Convertible Bond interest continues to be paid through Jul-22 at which point the bonds will mature but will not be paid
- Bondholder principal will rank as an unsecured claim as part of a subsequent liquidation process

Considerations

- Requires decision in relatively short order on whether to extend the FPSO lease (May-21)
- Experienced management helps complete operations and decommissioning
- Potential for Bluewater to consider extension beyond initial hire period for a fixed or rolling period without incurring the early termination fee


Jul-22 Bond maturity
Controlled wind down
Q2'21
Q3'21
Q4'21
Q1'22
Q2'22
Q3'22
Q4'22
Q1'23
Q2'23
Q3'23
Q4'23
Q1'24
Entity directors make formal decision to enter a controlled wind down
OGA informed about wind down plans and decommissioning plan
Production at GLA continues
Bluewater informed FPSO lease option not to be taken
GLA decommissioning plan submitted to and signed off by OGA
Formal engagement with bondholders
FPSO lease exited with no additional costs
Production ceases, operations begin to wind down
GWA decommissioning
GWA entity dissolved
GLA decommissioned
OGA formally sign off GLA decommissioning
Dormant entities dissolved
Liquidator appointed to remaining entities (Plc, GLA)
Final distribution paid to creditors

2 Case Summary: No Further Activity

NFA case with no capital requirements beyond commitments already made. Production continues until the point at which it becomes uneconomic with decommissioning and wind-down following immediately after

NFA Summary

- Hurricane executes planned wind-down of operations starting when production from the Lancaster field is no longer economic
  - Lancaster field continues production until this point
  - As production is based on a single active well (P6), well failure is a significant operational risk for the business
  - No change to FPSO lease terms assumed in modelling on pages 14,15 and 30
  - Decommissioning to as soon as practical after production ceases
    - Estimated 3 – 4 months decommissioning period (although there is the potential for unexpected delays in decommissioning).
    - Total estimated decommissioning cost for the P6 and P7z wells, subsea removal and FPSO clean-up is c.$39m
    - An additional 5 months of G&A is assumed post decommissioning to wind-down the business
  - Wind-down activities to follow decommissioning with all remaining matters and third-party claims settled

NFA Considerations

Summary

- Assets are fully decommissioned and decommissioning liabilities discharged

Considerations

- Requires support of (i) Convertible Bondholders to ensure sustainable balance sheet through (partial) equitisation of debt, extension of maturity and adjustment to economic terms of debt and (ii) agreement with Bluewater to extend FPSO charter on mutually acceptable terms
- Experienced management helps complete operations and decommissioning

Note: Cost profiles reflect management's best estimates; assumes USD/GBP FX rate of 1.4

3 Case Summary: P8 2022

Second producer well to support field development and mitigate reliance on P6. Requires sanction by mid-2021 to target drilling in the summer weather window of 2022 and bring onstream in early Q3 2022

P8 2022 Summary

- Drilling a second Lancaster production well - the Central Attic Producer (P8)
- Potential for first oil in early Q3 2022
  - Technical case currently assumes first oil in July 2022
- Adds a second production well as a side track of the P7z well, diversifying production and mitigating current risk of relying on the P6 well

Project Summary

- Side-track of P7z to be sanctioned in mid-2021
- Utilising existing manifold and flowline
- Will also involve abandoning existing P7z well
- Potential to also drill pilot side-track to appraise north west injector target sands (not currently included in P8 economic case)

Considerations

- Requires support of Bondholders (as per NFA Case)
- Requires decision by mid-2021 for procurement activity to commence
- Material proportion of project cost will be committed at sanction
- Requires the purchase of a number of long-lead items (albeit some equipment is already in stock)
- Risk of material loss of capital if the P8 well underperforms

	P8
Sanction	Mid-21
Costs	**$m**
Wells	62.9
SURF	5.5
FPSO	-
PMT / Survey / CAR	4.1
Contingency	11.3
Total	**83.8**


Preliminary Central Attic Producer location
Basement thickness above original FWL (1330m tvdss) – contour interval 20m

Note: Cost profiles as at 1-Feb-2021 (excl. January actuals) and reflect management's best estimates; assumes USD/GBP FX rate of 1.4

4 Case Summary: P8 2022 + WI 2023 Case

The P8 2022 + WI 2023 Case assumes the investment in a P8 well (Central Attic Producer) and Water Injector in the NW of the field to improve sweep and recovery. This case also includes a possible seismic acquisition to optimise the location of the Water Injector

P8 2022 + WI in 2023 Summary

- Drilling a second production well P8 in 2022 and supporting water injector to improve recovery from both the P6 and P8 wells in 2023
- The injector well should also help to mitigate / prevent further depletion of the Lincoln reservoir
- P8 comes onstream in early July 2022 and the WI is drilled following the P8 in summer 2023 to help maintain production
- Has the same benefit of diversifying production but water injection should benefit recovery from both producing wells

Project Summary

- Same concept for P8 with potential sanction of the WI by mid-2022 with a possible seismic campaign that would need to be sanctioned by end-Q1 2022
- Drill and complete WI Well – start of water injection in July 2023
  - Tophole location within 400 metres from Lancaster manifold
  - Using existing Lancaster flowline, riser and umbilical
  - Refurbish water injection plant on FPSO

Considerations

- Requires support of Bondholders (as per NFA Case)
- Will require some committed expenditure on seismic and long lead items (potentially incurred in early Q2'22)
- Risk of material loss of capital if the new P8 and the WI wells underperform

	P8	Seismic	WI	Total
Sanction	Mid-21	End Q1-22	Mid-22	
Costs	**$m**	**$m**	**$m**	**$m**
Wells	62.9	-	47.0	**109.9**
SURF	5.5	-	8.9	**14.4**
FPSO	-	-	13.4	**13.4**
PMT / Survey / CAR	4.1	8.6	5.6	**18.3**
Contingency	11.3	-	12.9	**24.2**
Total	**83.8**	**8.6**	**87.8**	**180.2**


Aoka Mizu FPSO
Well LDC5-6
Well LDC5-7Z
N

Note: Cost profiles as at 1-Feb-2021 (excl. January actuals) and reflect management's best estimates; assumes USD/GBP FX rate of 1.4

Lincoln Commitment Well Options

Among the various alternatives, the Company believes the key options to consider are:

	Options	Requires
1	Drill Well to shallower depth	i) JV agreement to swap deep appraisal well to shallower appraisal well ii) Subject to OGA consent
2	Defer Well further	i) JV agreement to extend commencement date of commitment well ii) Subject to OGA consent
3	Voluntary surrender the entire Lincoln sub-area	i) Spirit Energy to determine insufficient value in Lincoln and agree to relinquish (requirement for both partners to relinquish licence for the well commitment to disappear)
4	Consensual "Withdrawal" from JV	i) Spirit Energy consent to withdrawal by Hurricane from the Lincoln sub-area ii) Per JOA, withdrawal from Lincoln licence would require withdrawal from Warwick licence too
5	Hurricane in default	i) Hurricane in default due to winding up scenario

IIIc. Cash Flow and Liquidity Implications Under Current Bond Terms



Free Cash Balance Under Current Bond Terms

Projected Free Cash Balance Under Various Operating Scenarios (Forward Curve)[(1)(2)] ($m)

Assumptions:

- Based on pre-transaction cash flows (assume interest paid through Jul-22 per current Bond terms)
- Extension of Bluewater contract on existing terms
- No further GWA commitment well and associated spend



250
200
150
100
50
-
$230m Convertible Bond Principal
Convertible Bond Maturity in Jul-22
$142m
$78m
$69m
Jan-21
Mar-21
May-21
Jul-21
Sep-21
Nov-21
Jan-22
Mar-22
May-22
Jul-22
NFA
P8 2022
P8 2022 + WI 2023(3)

Note: For illustrative purposes only, figures shown not representative of future Company projected free cash balance per the terms of the proposed balance sheet restructuring

Note: Current Bluewater FPSO terms assumed in all cases; Free cash defined as current unrestricted cash (i.e. excluding escrowed amounts relating to decommissioning and early termination of Bluewater FPSO), plus current trade and other receivables, current oil price derivatives, less current financial trade and other payables

(1) Based on YTD actual Brent price and Forward Curve (as of 23-Apr-21): $64.2/bbl for remainder of 2021, $61.0/bbl in 2022, $58.9/bbl in 2023, $57.5/bbl in 2024 and $56.8/bbl in 2025

(2) Assumes first Bluewater charter extension option is exercised

(3) P8 2022 + WI 2023 case assumes seismic spend to commence in Jul-22

Source: Company Model, Company information, FactSet as at 23-Apr-21

IV. Update on Stakeholder Interactions & Management Summary



Update on Stakeholder Interactions

Key Stakeholder	Commentary
Convertible Bondholders	▪ In light of the reserves and resources downgrade announced in September 2020, certain of Hurricane's convertible bondholders formed an ad hoc committee to engage with the Company over its ability to repay its $230 million convertible bonds at maturity on 24 July 2022 ▪ This engagement has been progressing in recent months, and has resulted in the ad hoc committee members entering into a lock-up agreement with the Company in relation to a restructuring of Hurricane's indebtedness
OGA / OPRED	***Decommissioning Security*** ▪ Hurricane GLA Limited, Hurricane Holdings Limited, Hurricane Energy plc and OPRED are party to an industry standard decommissioning security agreement ▪ Hurricane has currently posted £16.8 million in post-tax security for the Lancaster Field ▪ In April 2021, the Offshore Petroleum Regulator for Environment & Decommissioning ("OPRED") formally requested that the Company increase the amount of decommissioning security for the Lancaster field by £11.2 million ($15.7 million), in order for the security to be in place on a pre-tax basis. Accordingly, the Company expects to classify this amount as restricted cash in May 2021, which will result in a total of £28.0 million ($39.2 million) of cash restricted for decommissioning security ***Field Development Plan Addendum for the Lancaster Field*** ▪ Amendment to the Lancaster EPS Field Development Plan is required, which will need OGA approval, for the Lancaster field to produce below bubble point ▪ The company is confident it will obtain FDPA approval providing the Company with a rolling 3-month consent to produce below bubble point, subject to quarterly review of operating procedures to ensure gas liberated in the reservoir is not produced
Bluewater	▪ Hurricane is currently holding discussions with Bluewater regarding the extension terms of the bare boat charter terms ▪ If the Bareboat Charter is not extended then GLA would need to cease operations at Lancaster ahead of its expiry in June 2022, and the Group would need to pursue a controlled wind-down

Proposed Transaction Key Terms

		Proposed Terms
Convertible Bond	Instrument	▪ Senior Bonds ▸ Following permanent cessation of all production, amounts outstanding under Senior Bonds to be converted into equity
	Amount	▪ $180m
	Amortisation	▪ Excess cash sweep mechanism where 100% of excess cashflow to be applied in mandatory redemption of the Senior Bonds on each interest payment date
	Rate	▪ 9.4% *(cash pay)* plus 5.0% *(PIK)*
	Maturity	▪ 31 December 2024 *(c. 2.5 year extension)*
	Security	▪ Security over certain assets of Hurricane Energy plc, Hurricane GLA Limited, Hurricane Holdings Limited
	Guarantors	▪ Hurricane Holdings Limited and Hurricane GLA Limited (Hurricane GLA Limited shall be subject to a Guarantee Cap of $155m which shall reduce upon cash payments made under Senior Bonds)
	Financial Covenants	▪ Liquidity of the Group must be no less than $45m
Equity	Equitising Bondholders	▪ 95% of pro forma equity
	Existing Equity	▪ 5% of pro forma equity
Other Stakeholders	Bluewater	▪ Company and Bluewater shall enter into amended agreements in relation to the bareboat charter and the POSA
	OGA	▪ Company shall obtain approval from OGA to amend the Lancaster FDP to permit production below the bubble point
Other	Listing	▪ Maintenance of AIM listing
	NFA / Investment Case	▪ Implementation of NFA Case, unless an alternative Investment Case is approved by a quorum of Convertible Bondholders in the future
	Implementation Options	▪ Implementation via UK restructuring plan

V. Cash Flow and Liquidity Implications Under Wind-down Case or under Proposed New Bond Terms



1 Free Cash Balance: Wind-down Case

Free Cash Balance Evolution (Forward Curve)[1] ($m)


127
142
127
155
176
May-22 Production Operations Cease
169
Convertible Bond Maturity in Jul-22
172
153
147
Apr-23 Company Operations End
150
150 (2)
Final distribution paid to creditors
-
Q1'21
Q2'21
Q3'21
Q4'21
Q1'22
Q2'22
Q3'22
Q4'22
Q1'23
Q2'23
Q3'23
Q4'23
Q1'24
Q2'24
Q3'24
Q4'24
FY'25
FY'26

Assumptions:
- Interest paid to Bondholders until July 2022 with no principal repayment at maturity
- Final distribution to Bondholders at the end of Q4 2023
- No further GWA commitment well and associated spend
- No extension of Bluewater contract

	Q2'21	Q3'21	Q4'21	Q1'22	Q2'22	Q3'22	Q4'22	Q1'23	Q2'23	Q3'23	Q4'23	Total
Debt Balance	230	230	230	230	230	230	230	230	230	230	81 (3)	n.a.
Cash Interest Paid (4)	4	4	4	4	4	4	-	-	-	-	-	26
Cash Sweep Paid	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.

Note: Current Bluewater FPSO terms assumed in all cases; Free cash defined as current unrestricted cash (i.e. excluding escrowed amounts relating to decommissioning and early termination of Bluewater FPSO), plus current trade and other receivables, current oil price derivatives, less current financial trade and other payables
(1) Based on YTD actual Brent price and Forward Curve (as of 23-Apr-21): $64.2/bbl for remainder of 2021, $61.0/bbl in 2022, $58.9/bbl in 2023, $57.5/bbl in 2024 and $56.8/bbl in 2025
(2) Includes $5.8m of working capital release at operations end
(3) Final distribution to creditors comprised of cash at end of operations less $0.8m associated with cost of liquidator
(4) Due to rounding, rows may not add up
Source: Company Model, Company information, FactSet as at 23-Apr-21

2 Free Cash Balance: No Further Activity Case

Free Cash Balance Evolution (Forward Curve)(1)(2)(3) ($m)

Assumptions:

- Cash flows pro forma transaction (transaction terms detailed on slide 27)
- Extension of Bluewater contract on existing terms – i.e. for a further 3 year term. Note: this has been assumed for illustrative purposes only. Hurricane's ability to deliver its selected business strategy is predicated on amendments to the existing Bluewater terms, meaning that a 3 year extension is unlikely to be the chosen outcome. It is therefore envisaged that the Company and Bluewater may enter into amended agreements as part of, or shortly after, implementation of the transaction. If no such amendments are agreed, the charter contract will likely terminate in June 2022 when the existing charter period comes to an end
- No further GWA commitment well and associated spend


Senior Bond Maturity in Dec-24
Note: showing YE 2025-26
127
116
94
78
85
80
83
78
82
77
79
71
75
28
12
-
-
-
Feb-24 Production Operations Cease
Dec-24 Company Operations End
Q1'21
Q2'21
Q3'21
Q4'21
Q1'22
Q2'22
Q3'22
Q4'22
Q1'23
Q2'23
Q3'23
Q4'23
Q1'24
Q2'24
Q3'24
Q4'24
FY'25
FY'26

	Q2'21	Q3'21	Q4'21	Q1'22	Q2'22	Q3'22	Q4'22	Q1'23	Q2'23	Q3'23	Q4'23	Q1'24	Q2'24	Q3'24	Q4'24	Total
Debt Balance (Principal + PIK'ed Interest)	180	181	150	139	141	116	117	97	98	77	78	79	27	28	13	n.a.
Cash Interest Paid (4)(5)	4	4	4	4	3	3	3	3	2	2	2	2	2	1	1	**41**
Cash Sweep Paid (5)	-	-	33	13	-	27	-	22	-	22	-	-	53	-	15	**184**

$13m converted to equity at maturity

Final cash sweep at Operations End

Note: Current Bluewater FPSO terms assumed in all cases; Free cash defined as current unrestricted cash (i.e. excluding escrowed amounts relating to decommissioning and early termination of Bluewater FPSO), plus current trade and other receivables, current oil price derivatives, less current financial trade and other payables

(1) Based on YTD actual Brent price and Forward Curve (as of 23-Apr-21): $64.2/bbl for remainder of 2021, $61.0/bbl in 2022, $58.9/bbl in 2023, $57.5/bbl in 2024 and $56.8/bbl in 2025

(2) Assumes first Bluewater charter extension option is exercised

(3) Free cash balance lower under NFA case than Wind-down case due to increased escrow amounts associated with the Bluewater ETF

(4) Assumes $2.9m interest accrued in May-21 and Jun-21 on $230m Convertible Bond paid in Jul-21

(5) Due to rounding, rows may not add up

Source: Company Model, Company information, FactSet as at 23-Apr-21

Hurricane

3 Free Cash Balance: P8 2022 Case

Free Cash Balance Evolution (Forward Curve)[1][2] ($m)

Assumptions:
- Cash flows pro forma transaction (transaction terms detailed on slide 27)
- Extension of Bluewater contract on existing terms – i.e. for a further 3 year term. Note: this has been assumed for illustrative purposes only. Hurricane's ability to deliver its selected business strategy is predicated on amendments to the existing Bluewater terms, meaning that a 3 year extension is unlikely to be the chosen outcome. It is therefore envisaged that the Company and Bluewater may enter into amended agreements as part of, or shortly after, implementation of the transaction. If no such amendments are agreed, the charter contract will likely terminate in June 2022 when the existing charter period comes to an end
- No further GWA commitment well and associated spend


Senior Bond Maturity in Dec-24
Note: showing YE 2025-26
127
116
91
102
120
81
119
113
105
80
71
61
44
46(3)
-
-
-
-
Aug-23 Production Operations Cease
Jun-24 Company Operations End
Q1'21
Q2'21
Q3'21
Q4'21
Q1'22
Q2'22
Q3'22
Q4'22
Q1'23
Q2'23
Q3'23
Q4'23
Q1'24
Q2'24
Q3'24
Q4'24
FY'25
FY'26

	Q2'21	Q3'21	Q4'21	Q1'22	Q2'22	Q3'22	Q4'22	Q1'23	Q2'23	Q3'23	Q4'23	Q1'24	Q2'24	Q3'24	Q4'24	Total
Debt Balance (Principal + PIK'ed Interest)	180	181	183	185	188	185	126	71	51	21	-	-	-	-	-	n.a.
Cash Interest Paid[4][5]	4	4	4	4	4	5	4	3	2	1	0	-	-	-	-	37
Cash Sweep Paid[5]	-	-	-	-	-	6	61	57	21	31	21	-	-	-	-	196

Note: Current Bluewater FPSO terms assumed in all cases; Free cash defined as current unrestricted cash (i.e. excluding escrowed amounts relating to decommissioning and early termination of Bluewater FPSO), plus current trade and other receivables, current oil price derivatives, less current financial trade and other payables

(1) Based on YTD actual Brent price and Forward Curve (as of 23-Apr-21): $64.2/bbl for remainder of 2021, $61.0/bbl in 2022, $58.9/bbl in 2023, $57.5/bbl in 2024 and $56.8/bbl in 2025

(2) Assumes first Bluewater charter extension option is exercised

(3) Includes $5.8m of working capital release at operations end

(4) Assumes $2.9m interest accrued in May-21 and Jun-21 on $230m Convertible Bond paid in Jul-21

(5) Due to rounding, rows may not add up

Source: Company Model, Company information, FactSet as at 23-Apr-21

Hurricane

4 Free Cash Balance: P8 2022 + WI 2023 Case

Free Cash Balance Evolution (Forward Curve)[(1)(2)] ($m)

Assumptions:
- Cash flows pro forma transaction (transaction terms detailed on slide 27)
- Extension of Bluewater contract on existing terms – i.e. for a further 3 year term. Note: this has been assumed for illustrative purposes only. Hurricane's ability to deliver its selected business strategy is predicated on amendments to the existing Bluewater terms, meaning that a 3 year extension is unlikely to be the chosen outcome. It is therefore envisaged that the Company and Bluewater may enter into amended agreements as part of, or shortly after, implementation of the transaction. If no such amendments are agreed, the charter contract will likely terminate in June 2022 when the existing charter period comes to an end
- No further GWA commitment well and associated spend


Senior Bond Maturity in Dec-24
Note: showing YE 2025-26
Apr-26 Company Operations End
May-25 Production Operations Cease
127
115
91
102
120
76
106
108
97
56
80
104
84
83
83
67
89
91 (3)
Q1'21
Q2'21
Q3'21
Q4'21
Q1'22
Q2'22
Q3'22
Q4'22
Q1'23
Q2'23
Q3'23
Q4'23
Q1'24
Q2'24
Q3'24
Q4'24
FY'25
FY'26

	Q2'21	Q3'21	Q4'21	Q1'22	Q2'22	Q3'22	Q4'22	Q1'23	Q2'23	Q3'23	Q4'23	Q1'24	Q2'24	Q3'24	Q4'24	Total
Debt Balance (Principal + PIK'ed Interest)	180	181	183	185	188	190	147	103	99	100	101	61	37	13	-	n.a.
Cash Interest Paid [(4)(5)]	4	4	4	4	4	5	5	4	2	2	2	2	1	1	1	47
Cash Sweep Paid	-	-	-	-	-	-	45	46	5	-	-	42	25	24	14	201

Includes final cash sweep at Senior Bond Maturity

Note: Current Bluewater FPSO terms assumed in all cases; Free cash defined as current unrestricted cash (i.e. excluding escrowed amounts relating to decommissioning and early termination of Bluewater FPSO), plus current trade and other receivables, current oil price derivatives, less current financial trade and other payables; P8 2022 + WI 2023 case assumes spend to commence in Jul-22

(1) Based on YTD actual Brent price and Forward Curve (as of 23-Apr-21): $64.2/bbl for remainder of 2021, $61.0/bbl in 2022, $58.9/bbl in 2023, $57.5/bbl in 2024 and $56.8/bbl in 2025

(2) Assumes first Bluewater charter extension option is exercised

(3) Includes $5.8m of working capital release at operations end

(4) Assumes $2.9m interest accrued in May-21 and Jun-21 on $230m Convertible Bond paid in Jul-21

(5) Due to rounding, rows may not add up

Source: Company Model, Company information, FactSet as at 23-Apr-21

Appendix



Detailed Breakdown of Cost Profiles

		Q1'21	Q2'21	Q3'21	Q4'21	Q1'22	Q2'22	Q3'22	Q4'22	Q1'23	Q2'23	Q3'23	Q4'23	Q1'24	Q2'24	Q3'24	Q4'24	FY25	FY26
NFA																			
Net Capex[(1)]	$m	6	4	11	4	2	0	0	0	1	-	-	-	0	26	13	-	-	-
Opex[(2)]	$m	22	26	31	33	29	33	29	33	27	33	28	32	27	2	-	-	-	-
Fixed	$m	*17*	*21*	*26*	*30*	*24*	*25*	*26*	*28*	*24*	*25*	*26*	*28*	*24*	-	-	-	-	-
Variable	$m	*5*	*5*	*6*	*3*	*5*	*8*	*3*	*5*	*2*	*7*	*2*	*4*	*3*	*2*	-	-	-	-
G&A	$m	9	8	6	1	4	3	3	2	3	2	1	1	2	2	2	2	-	-
P8 2022																			
Net Capex[(1)]	$m	7	5	13	11	3	34	40	0	1	-	-	26	13	-	-	-	-	-
Opex[(2)]	$m	22	26	31	33	29	33	33	36	32	34	30	-	-	1	-	-	-	-
Fixed	$m	*17*	*21*	*26*	*30*	*24*	*25*	*26*	*28*	*24*	*25*	*26*	-	-	-	-	-	-	-
Variable	$m	*5*	*5*	*6*	*3*	*5*	*8*	*7*	*8*	*8*	*9*	*4*	-	-	*1*	-	-	-	-
G&A	$m	9	8	6	1	4	3	1	1	3	2	0	2	3	2	-	-	-	-
P8 2022 + WI 2023[(3)]																			
Net Capex[(1)]	$m	7	5	13	11	3	38	52	7	12	30	30	2	0	-	-	-	47	0
Opex[(2)]	$m	22	26	31	33	29	33	33	36	32	34	31	33	29	34	31	33	61	0
Fixed	$m	*17*	*21*	*26*	*30*	*24*	*25*	*26*	*28*	*24*	*25*	*26*	*28*	*25*	*26*	*26*	*28*	*50*	-
Variable	$m	*5*	*5*	*6*	*3*	*5*	*8*	*7*	*8*	*8*	*9*	*5*	*5*	*5*	*8*	*4*	*5*	*11*	*0*
G&A	$m	9	8	6	1	4	3	3	2	5	3	3	2	5	2	1	1	8	3

Note: 2021 figures include YTD actuals for January – March; Forward Curve (as of 23-Apr-21): $64.2/bbl for remainder of 2021, $61.0/bbl in 2022, $58.9/bbl in 2023, $57.5/bbl in 2024 and $56.8/bbl in 2025; Current FPSO terms assumed; Actual timing of capex and decommissioning may vary due to weather and availability of equipment / services
(1) Net capex reflects both GLA and GWA capex (net to Hurricane), but excludes Lincoln commitment well
(2) Opex based on forward curve oil price scenario; fixed opex includes Bluewater FPSO day rate charge; variable opex includes Bluewater FPSO incentive fee
(3) P8 2022 + WI 2023 case adjusted for seismic spend to commence in Jul-22
Source: Company Model, Company information, FactSet as at 23-Apr-21

Cash Flow Adjustments Overview: Wind-down Case

Cash Flow Summary (Mar-21 through Liquidation) ($m)

Group cash at Mar-21	174.2
GLA decommissioning trust existing balance	(23.5)
FPSO early termination fee in escrow	(18.7)
FPSO reserve cash balance	(3.1)
Lancaster 4Z decommissioning trust	(2.3)
Mar-21 free cash(1)	126.6
FPSO early termination fee release	22.0
Cash from continued operations	79.2
Asset realisation	2.2
Bond interest	(25.9)
Wind down costs	(22.4)
GLA decommissioning trust top up	(15.7)
GWA capex and decommissioning	(13.1)
Restructuring costs	(8.7)
Apr-23 free cash(1)	144.2
Working capital release	5.8
Cost of Realisation (Cost of Liquidator)	(0.8)
Cash Available to Unsecured Creditors	**149.2**

Commentary

- Cash balances are shown net of working capital
- The FPSO early termination fee release balance of $21.8m consists of the $18.7m held in escrow and $3.1m held in the reserve account which is classed as 'restricted cash' per Management's model. These balances are modelled to be released over the period to 4 June-22 when the FPSO lease ends
- Cash from continued operations of $79.2m is analysed as $249.2m in sales, less $152.8m FPSO costs, $10.0m overheads and $7.2m of capex
- Cumulative coupon payments of $25.9m due to bondholders are for the period of Mar-21 to Jul-22 and no additional interest is modelled after this date
- The $22.4m wind down costs consist of:
  - $17.5m G&A costs to facilitate the decommissioning work and continued operation of the company
  - $5.3m additional decommissioning contingency, based on Management's down side assumption of additional decommissioning costs over and above the latest estimate agreed with OPRED
  - Less $0.4m in staff cost savings
- There is an amount of $15.7m required to fund GLA decommissioning which was not held in trust as at Mar-21. The amount held in Mar-21 was post-tax relief (40%). Management has assumed that this is funded in Q2 2021

Note: Cash flows based on YTD actual Brent price and Forward Curve (as of 23-Apr-21): $64.2/bbl for remainder of 2021, $61.0/bbl in 2022, $58.9/bbl in 2023, $57.5/bbl in 2024 and $56.8/bbl in 2025; Free cash defined as current unrestricted cash (i.e. excluding escrowed amounts relating to decommissioning and early termination of Bluewater FPSO), plus current trade and other receivables, current oil price derivatives, less current financial trade and other payables

(1) Cash position includes 30-day working capital adjustment

Source: Company Model, Company information, PwC Report (as it relates to $0.8m Cost of Realisation (Cost of Liquidator)), FactSet as at 23-Apr-21

Additional Legal / Contractual Information

Term	Commentary
BP Termination Clauses	■ The supply agreement between Hurricane GLA Limited ("GLA") and BP may be terminated early due to cessation of production from the Lancaster Oil Field with no penalty or fee payable by GLA or BP ■ BP may also terminate the supply agreement upon: (i) a GLA insolvency event or if GLA enters into an arrangement with its creditors or (ii) on a direct or indirect change of control of GLA, wherein the third party does not meet BP's internal requirements, and control is 50% or more of the voting shares or equivalent rights ▸ No termination fee is payable by either party in such circumstances
Spirit Energy JV Obligations	***Lincoln Sub-Area*** ■ PLC has provided a guarantee in favour of Spirit Energy for GWA's liabilities and obligations under the Farm Out Agreement ("FOA") and the Joint Venture Agreement, including a financing charge, damages and potential liabilities due to wilful misconduct ■ If the JV Partners mutually agree to voluntarily surrender the entire Lincoln licence sub-area, pursuant to the Deed of Variation, the entire Lincoln sub-area will be relinquished and there will be no further obligation to undertake the Lincoln commitment well ■ Licensees can undertake a voluntary surrender at any time without OGA consent, however formal relinquishment of the sub-area will remain subject to outstanding P&A and decommissioning obligations, and compliance with all relinquishment reporting formalities ***Lancaster Sub-Area*** ■ Spirit Energy's consent is required for a transfer of the Lancaster sub-area by Hurricane Energy ▸ Under the FOA, Spirit Energy is deemed to have approved the assignment if: (i) the OGA is satisfied with the technical capability of the potential assignee and (ii) the potential assignee has a minimum S&P credit rating of B-, a minimum Moody's credit rating of B3, or a minimum Fitch credit rating of B-